As Filed With the Securities and Exchange Commission on November 16, 2016

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENSYNC, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1987014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

N93 W14475 Whittaker Way
Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

ENSYNC, INC. 2010 OMNIBUS LONG-TERM INCENTIVE PLAN

ENSYNC, INC. 2012 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

(Full title of plan)

Frederick P. Vaske

Chief Administrative Officer

EnSync, Inc.

N93 W14475 Whittaker Way

Menomonee Falls, Wisconsin 53051

(Name and address of agent for service)

(262) 253-9800

(Telephone number, including area code,

of agent for service)

________________

With a copy to:

Mark R. Busch

K&L Gates LLP

214 North Tryon Street, Suite 4700

Charlotte, NC 28202

(704) 331-7440

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2010 Omnibus Long-Term Incentive Plan Common Stock, par value $0.01 per share	4,000,000	$0.94	$3,760,000	$435.78
2012 Non-Employee Director Equity Compensation Plan Common Stock, par value $0.01 per share	1,200,000	$0.94	$1,128,000	$130.74
Total Registration Fee	5,200,000	$0.94	$4,888,000	$566.52

(1)	In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices for the Common Stock on November 15, 2016 as reported on the NYSE MKT.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is filed by EnSync, Inc., a Wisconsin corporation (the “Company” or “Registrant”), in part, for the purpose of registering (i) 4,000,000 additional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for offer and sale under the EnSync, Inc. 2010 Omnibus Long-Term Incentive Plan, as amended (the “2010 Omnibus Plan”), pursuant to an amendment to the 2010 Omnibus Plan approved by the Company’s stockholders on November 14, 2016 (the “Omnibus Plan Amendment”) and (ii) 1,200,000 additional shares of Common Stock for offer and sale under the EnSync, Inc. 2012 Non-Employee Director Equity Compensation Plan, as amended (the “2012 Director Plan”), pursuant to an amendment to the 2012 Director Plan approved by the Company’s stockholders on November 14, 2016 (the “Director Plan Amendment”).

After taking into account the shares added by the Omnibus Plan Amendment, the aggregate number of shares of Common Stock that may be issued under the 2010 Omnibus Plan is 11,950,000, which includes (i) 5,000,000 shares of Common Stock previously registered under the Registration Statement on Form S-8, File No. 333-208310, filed with the Securities and Exchange Commission (the “Commission”) on December 2, 2015 (the “December 2015 Omnibus Plan Registration Statement”); (ii) 1,250,000 shares of Common Stock previously registered under the Registration Statement on Form S-8, File No. 333-200798, filed with the Commission on December 8, 2014 (the “December 2014 Omnibus Plan Registration Statement”); and (iii) 900,000 shares of Common Stock previously registered under the Registration Statement on Form S-8, File No. 333-185063 filed with the Commission on November 20, 2012 (the “November 2012 Omnibus Plan Registration Statement”) and (iv) 800,000 shares of Common Stock previously registered under the Registration Statement on Form S-8, File No. 333-171954, filed with the Commission on January 28, 2011 (the “January 2011 Omnibus Plan Registration Statement” and, together with the December 2015 Omnibus Plan Registration Statement, and the December 2014 Omnibus Plan Registration Statement and the November 2012 Omnibus Plan Registration Statement, the “Prior Omnibus Plan Registration Statements”). Pursuant to Instruction E to Form S-8, the Company hereby incorporates the Prior Omnibus Plan Registration Statements by reference.

After taking into account the shares added by the Director Plan Amendment, the aggregate number of shares of Common Stock that may be issued under the 2012 Director Plan is 4,400,000, which includes (i) 1,500,000 shares of Common Stock previously registered under the Registration Statement on Form S-8, File No. 333-208310, filed with the Commission on December 2, 2015 (the “December 2015 Director Plan Registration Statement”); (ii) 1,000,000 shares of Common Stock previously registered under the Registration Statement on Form S-8, File No. 333-200798, filed with the Commission on December 8, 2014 (the “December 2014 Director Plan Registration Statement”) and (iii) 700,000 shares of Common Stock previously registered under the Registration Statement on Form S-8, File No. 333-185065, filed with the Commission on November 20, 2012 (the “November 2012 Director Plan Registration Statement” and, together with the December 2015 Director Plan Registration Statement and the December 2014 Director Plan Registration Statement, the “Prior Director Plan Registration Statements”). Pursuant to Instruction E to Form S-8, the Company hereby incorporates the Prior Director Plan Registration Statements by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by this Item 1 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The information required by this Item 2 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by EnSync, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed on September 8, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed on November 10, 2016;

•	Current Reports on Form 8-K filed on September 22, 2016, October 11, 2016 and November 14, 2016 (other than the portions of those documents furnished but deemed not to have been filed); and

•	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12(g) of the Exchange Act on June 13, 2007, including any further amendment or report filed hereafter for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. The Company is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (“WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney’s and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, the Company has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article V of the Company’s By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

As permitted by Section 180.0857 of the WBCL, the Company has also purchased director’s and officer’s liability insurance that insures the Company’s directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on November 16, 2016.

ENSYNC, INC.

By	/s/ Bradley L. Hansen
Bradley L. Hansen
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bradley L. Hansen and Frederick P. Vaske his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all parties, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

	Position	Date

/s/ Bradley L. Hansen	President and Chief Executive Officer	November 16, 2016
Bradley L. Hansen	(Principal executive officer) and Director

/s/ Frederick P. Vaske	Chief Administrative Officer	November 16, 2016
Frederick P. Vaske	(Principal financial officer)

/s/ Dilek Wagner	Vice President of Finance	November 16, 2016
Dilek Wagner	(Principal accounting officer)

/s/ Paul F. Koeppe	Chairman and Director	November 16, 2016
Paul F. Koeppe

/s/ Eric C. Apfelbach	Vice Chairman and Director	November 16, 2016
Eric C. Apfelbach

/s/ Richard A. Abdoo	Director	November 16, 2016
Richard A. Abdoo

/s/ Manfred E. Birnbaum	Director	November 16, 2016
Manfred E. Birnbaum

/s/ Hoong Khoeng Cheong	Director	November 16, 2016
Hoong Khoeng Cheong

/s/ James H. Ozanne	Director	November 16, 2016
James H. Ozanne

/s/ Theodore Stern	Director	November 16, 2016
Theodore Stern

EXHIBIT INDEX

Exhibit
Number	Description
4.1	EnSync, Inc. 2010 Omnibus Long-Term Incentive Plan (previously filed as Appendix A to the Proxy Statement for the Company’s 2010 Annual Meeting of Stockholders filed on September 24, 2010, which is incorporated herein by reference)

4.2	Amendment No. 1 to EnSync, Inc. 2010 Omnibus Long-Term Incentive Plan (previously filed as Appendix A to the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders filed on September 25, 2012, which is incorporated herein by reference)

4.3	Amendment No. 2 to EnSync, Inc. 2010 Omnibus Long-Term Incentive Plan (previously filed as Appendix A to the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders filed on October 9, 2014, which is incorporated herein by reference)

4.4	Amendment No. 3 to EnSync, Inc. 2010 Omnibus Long-Term Incentive Plan (previously filed as Appendix B to the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders filed on October 7, 2015, which is incorporated herein by reference)

4.5	Amendment No. 4 to EnSync, Inc. 2010 Omnibus Long-Term Incentive Plan (previously filed as Appendix A to the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders filed on October 11, 2016, which is incorporated herein by reference)

4.6	2010 Omnibus Long-Term Incentive Plan Form Stock Option Award Agreement (previously filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed on January 31, 2011, which is incorporated herein by reference)

4.7	2010 Omnibus Long-Term Incentive Plan Form Restricted Stock Unit Award Agreement (previously filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed on January 31, 2011, which is incorporated herein by reference)

4.8	EnSync, Inc. 2012 Non-Employee Director Equity Compensation Plan (previously filed as Appendix B to the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders filed on September 25, 2012, which is incorporated herein by reference)

4.9	Amendment No. 1 to EnSync, Inc. 2012 Non-Employee Director Equity Compensation Plan (previously filed as Appendix B to the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders filed on October 9, 2014, which is incorporated herein by reference)

4.10	Amendment No. 2 to EnSync, Inc. 2012 Non-Employee Director Equity Compensation Plan (previously filed as Appendix C to the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders filed on October 7, 2015, which is incorporated herein by reference)

4.11	Amendment No. 3 to EnSync, Inc. 2012 Non-Employee Director Equity Compensation Plan (previously filed as Appendix B to the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders filed on October 11, 2016, which is incorporated herein by reference)

4.12	2012 Non-Employee Director Equity Compensation Plan Form Restricted Stock Unit Award Agreement (previously filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed on November 20, 2012, which is incorporated herein by reference)

5	Opinion of Godfrey & Kahn, S.C., filed herewith

23.1	Consent of Godfrey & Kahn, S.C. (contained in Exhibit 5), filed herewith

23.2	Consent of Baker Tilly Virchow Krause, LLP, filed herewith

24	Power of Attorney (see page 6)